EXHIBIT 10.1

STEPAN COMPANY

PERFORMANCE AWARD DEFERRED COMPENSATION PLAN (EFFECTIVE JANUARY 1, 2008)

I.

INTRODUCTION

     1.1 Purpose of the Plan. The purpose of the Stepan Company Performance Award Deferred Compensation Plan is to provide eligible executive, managerial and key employees of Stepan Company (the “Company”) with the opportunity to defer receipt of all or a portion of certain incentive compensation payments in accordance with the provisions of this Plan.

II.

DEFINITIONS

As used herein, the terms set forth below shall have the following meanings:

     2.1 “Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term "Affiliate" when used in the definition of "Separation from Service" below, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in Treasury Reg. § 1.414(c)-2.

	2.2	“Board” means the Board of Directors of the Company.
	2.3	“Code” means the Internal Revenue Code of 1986, as amended.
	2.4	“Committee” means the Compensation and Development Committee of the
Board.
	2.5	“Common Shares” means the shares of common stock of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 8.1.

2.6	“Company” means Stepan Company or its successor or successors.

2.7	“Company Stock Account” has the meaning assigned thereto in Section 4.1 hereof.

	2.8	“Deferral Request” has the meaning assigned thereto in Section 3.1 hereof.
	2.9	“Deferred Performance Share” has the meaning assigned thereto in Section 4.1 hereof.
	2.10	“Employee” means an employee of the Company who is a participant in a

Performance Share Plan. Notwithstanding the foregoing, an employee of the Company shall not be an Employee if he or she is deemed by the Committee not to be a member of a select group of management or highly compensated employees of the Company within the meaning of Parts 2, 3 and 4 of Title I of ERISA.

     2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12	“Newly Eligible Employee” has the meaning assigned to it in Section 3.2 hereof.

2.13	“Participant” means any Employee who has at any time elected to defer the receipt of Performance Share Compensation in accordance with the Plan.

     2.14 “Performance Share Compensation” means (i) cash incentive compensation earned by and payable to an Employee pursuant to a Performance Share Plan and (ii) incentive compensation earned by and payable to the Employee in the form of Common Shares pursuant to a Performance Share Plan, which incentive compensation, in either case, is based on an award of performance shares under the Performance Share Plan and the achievement of performance goals over a performance period, excluding, however, options, stock appreciation rights, and restricted stock subject to taxation under Section 83 of the Code.

     2.15 “Performance Share Plans” means the Stepan Company 2000 Stock Option Plan, the Stepan Company 2006 Incentive Compensation Plan or other similar Company long-term incentive plans approved by the Committee for purposes of this Plan, as any such plan shall be amended from time to time.

     2.16 “Plan” means the Stepan Company Performance Award Deferred Compensation Plan, as amended from time to time.

     2.17 “Separation from Service” means in respect of a Participant, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement, death, or other reason. For purposes of applying the definition of “separation from service” under Section 409A, if the Participant is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a Separation from Service shall be deemed to occur after the expiration of 29 months of sick leave unless the Participant retains the right to reemployment under an applicable statute or by contract.

     2.18 “Specified Employees” means, during the 12-month period beginning on April 1st of 2008 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a "key employee" at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant's Separation from Service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

III.

ELECTIONS

     3.1 Deferral Requests. Subject to the terms and conditions of the Plan, including Section 3.2, an Employee may elect to defer the payment of 100% (and not less than 100%) of the Performance Share Compensation earned by the Employee under a Performance Share Plan for a performance period ending on or after December 31, 2008, by filing a written request (a “Deferral Request”) with the Committee or its designee in such form as it may require. Unless the Participant is a Newly Eligible Employee as provided in Section 3.2 below, such Deferral Request must be filed with and accepted by the Committee or its designee by no later than December 31 of the calendar year immediately prior to the calendar year in which the Performance Share Compensation grant is awarded or such earlier date as the Committee may prescribe; provided, however, that such a Deferral Request in respect of Performance Share Compensation for Performance Share Compensation grants awarded in 2006, 2007 and 2008 and that, if earned, would be payable after December 31, 2008 but not later than the 15th day of the third month following the end of the applicable performance period, may be filed with and accepted by the Committee or its designee no later than October 31, 2008. A Participant’s Deferral Request for any Performance Share Compensation shall become irrevocable as of midnight on the December 31 of the year immediately prior to the calendar year in which the Performance Share Compensation grant is awarded, or such earlier date as the Committee shall prescribe, except that in the case of the Performance Share Compensation grants described above awarded in 2006, 2007 and 2008, such Deferral Requests shall become irrevocable as of midnight on October 31, 2008.

     3.2 Newly Eligible Employees. An Employee who is initially selected by the Committee to be a Participant in the Performance Share Plans during a calendar year beginning on or after January 1, 2009 (and who is not already a Participant or eligible to participate in any other nonqualified deferred compensation plan that would be aggregated with the Plan pursuant to Code Section 409A) (a “Newly Eligible Employee”) shall be entitled to file a Deferral Request with respect to a pro-rata portion of Performance Share Compensation to be earned in respect of any grant of Performance Share Compensation awarded during such year.

     (i) Such a Deferral Request must be submitted to and accepted by the Committee or its designee within 30 days after the date on which the Newly Eligible Employee is initially selected by the Committee to be a Participant in the Performance Share Plans. If the Deferral Request is not submitted and accepted within 30 days, the

Newly Eligible Employee shall not be permitted to make a Deferral Request with respect to any portion of the Performance Share Compensation to be earned in respect of Performance Share Compensation grants awarded during such year. A Deferral Request submitted by a Newly Eligible Employee shall become irrevocable as of midnight on the 30th day following the date on which the Newly Eligible Participant is initially selected by the Committee to be a Participant in the Performance Share Plans.

     (ii) The amount of Performance Share Compensation that may be deferred pursuant to the Deferral Request by a Newly Eligible Employee shall not be greater than the amount of the Newly Eligible Employee’s Performance Share Compensation that is earned after the date on which the Newly Eligible Employee files his or her Deferral Request. The amount of the Newly Eligible Employee’s Performance Share Compensation that may be deferred shall be equal to the total amount of Performance Share Compensation earned in respect of the Performance Share Compensation grant multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Employee files the Deferral Request until the end of the applicable performance period, and the denominator of which shall equal the total number of days from the date of the grant through the end of the performance period.

     3.3 An Employee’s entitlement to defer Performance Share Compensation under the Plan shall cease with respect to any Performance Share Compensation grants awarded under the Performance Share Plans in any calendar year following the calendar year in which he or she ceases to be an Employee.

IV.

ACCOUNTS

     4.1 Company Stock Accounts. Subject to the terms and conditions of the Plan, Performance Share Compensation that is deferred in accordance with Article III shall be credited to a bookkeeping account (“Company Stock Account”) maintained under the Plan on the Company’s books for the Participant. A Participant’s Company Stock Account may be divided into two or more subaccounts as the Committee determines necessary or desirable for the administration of the Plan. As of the date a Performance Share Compensation payment would otherwise have been paid to the Participant, the Participant shall be credited with: (i) the number of share units (and fractions thereof) (“Deferred Performance Shares ”) equal to the number of Common Shares (and fractional shares calculated to the nearest one-thousandth (.001) of a share) that the amount of the Performance Share Compensation award payable in cash to be deferred in accordance with Article III would purchase based on the average of the opening and closing market prices of Common Shares on the New York Stock Exchange for the calendar day on which the award would otherwise have been paid to the Participant (or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such day, on the immediately preceding trading day during which a sale occurred), and (ii) to the extent the Performance Compensation award is payable in Common Shares, Deferred Performance Shares equal to the number of Common Shares to be deferred in accordance with Article III that would otherwise have been issued or transferred and delivered to the Participant. As of each dividend payment date declared with respect to the Common Shares, the Committee or its designee shall:

     (i) determine the amount of the dividends that would have been paid by the Company on the number of Common Shares equal to the number of Deferred Performance Shares credited to the Participant’s Company Stock Account on the record date for such dividend (“Dividend Equivalents”); and

     (ii) credit the Participant’s Company Stock Account with the number of Deferred Performance Shares equal to the number of Common Shares that the Dividend Equivalents attributable to such dividend payment date would have purchased based on the closing price of the Common Shares on the New York Stock Exchange on such dividend payment date (or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such day, on the immediately preceding trading day during which a sale occurred).

     Notwithstanding the foregoing provisions of this Section 4.1, in no event shall actual Common Shares be earmarked for a Participant’s Company Stock Account or set aside for the benefit of the Participant by reason of the crediting of Deferred Performance Shares under this Section 4.1.

     4.2 Nonforfeitable Right. Each Participant shall have a nonforfeitable right to the balance from time to time of his or her Company Stock Account, and all Deferred Performance Shares properly credited to Company Stock Accounts under this Plan will be 100% vested on the date such Deferred Performance Shares are credited to the Participant’s Company Stock Account.

V.

PAYMENT OF ACCOUNTS

     5.1 Time and Form of Payment. Subject to Section 5.2, Section 5.4 and Section 8.9, distribution of Participant’s Company Stock Account shall be made or commence to the Participant or, in the event of his or her death, to his or her beneficiary, in February of the first calendar year following the year in which the Participant incurs a Separation from Service. Distribution to a Participant shall be made in one of the following forms as the Participant shall elect: (a) a single lump sum payment, (b) approximately equal annual installments over three years, (c) approximately equal annual installments over five years, or (d) approximately equal annual installments over ten years. The amount of each installment payment hereunder shall be calculated by dividing the number of Deferred Performance Shares that are credited to the Participant’s Company Stock Account at the time of each such payment by the number of remaining installments (including the current installment). Installment payments shall be made in the month of February as specified above and in anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment).

     The Participant shall make his or her election as to form of distribution in his or her initial Deferral Request made under the Plan pursuant to Article III. Such election shall also apply to all grants of Performance Share Compensation deferred pursuant to future Deferral Requests and may not be changed after such initial Deferral Request has become irrevocable as provided in Article III, except as provided below.

     A Participant shall be entitled to make new written distribution elections in accordance with, and to be applicable to future grants of Performance Share Compensation as provided in, the following schedule:

In the calendar year in which	New Election applies
the Participant attains age:	to grants of
Performance Share
Compensation
awarded in calendar
years in which the
Participant attains the
following ages and,
unless further
changed, subsequent
years

50	51-55

55	56-60

60	61-65

65	66-70

70	71-75

75	76 and subsequent
years

A new distribution election to be made in accordance with the above schedule shall be made by filing such election with the Committee or its designee on such form as it shall prescribe, and any such new election shall remain in effect unless and until changed in accordance with the above schedule.

     If the Participant does not elect a form of payment in his or her initial Deferral Request, distribution shall be made to the Participant in a single lump sum payment, except that if a new distribution election is made and is applicable as provided above, the portion of the Participant’s Account to which such election applies shall be paid in the form provided in such election.

     5.2 Delay for Specified Employees. Notwithstanding anything in the Plan to the contrary, no payment shall be made under Section 5.1 to any Participant who is a Specified Employee as of the date of such Participant’s Separation from Service until the earlier of (i) the first day of the seventh month after the date of the Participant’s Separation from Service, or (ii) the date of the Participant’s death. Any payments that would otherwise have been made under Section 5.1 prior to such date shall instead be aggregated and paid, subject to Section 8.9, to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence.

     5.3 Medium of Payment. The Deferred Performance Shares in a Participant’s Company Stock Account shall be distributed in Common Shares on a one-for-one basis. Fractional shares shall be rounded down to the nearest whole Common Share, and such fractional amount shall be paid in cash based on the closing price of a Common Share on the New York Stock Exchange on the last trading day prior to payment (or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such day, on the immediately preceding trading day during which a sale occurred).

     5.4 Designation of Beneficiary. Each Participant participating in this Plan shall designate a beneficiary or beneficiaries to whom distribution shall be made in the event of the death of the Participant before his or her entire Company Stock Account is distributed and, in such case, the balance of the Participant’s Company Stock Account shall be distributed to the beneficiary or beneficiaries in a single lump sum payment as hereinabove provided in this Article V, even if the Participant elected distribution or was being paid in installments; provided, however, if the Participant dies while being paid in installments, such lump sum payment shall be paid in February of the calendar year following the year in which death occurs. If there is no designated beneficiary, or no designated beneficiary surviving at a Participant’s death, the Participant’s beneficiary shall be his or her estate. Beneficiary designations shall be made in writing. A Participant may designate a new beneficiary or beneficiaries at any time. A beneficiary designation shall be effective only when the signed form is filed with the Committee or its designee while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

     5.5 Taxes. In the event any taxes are required by law to be withheld or paid from any distributions made pursuant to the Plan, the Company (or any trustee, if applicable) shall deduct such amounts from such distributions and shall transmit the withheld amounts to the appropriate taxing authority. Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant with respect to participation in or payments under the Plan, and each Participant shall be responsible for any taxes imposed on the Participant with respect to such participation or payments under the Plan.

VI.

FUNDING; CREDITORS AND INSOLVENCY

     6.1 Funding Mechanism for Deferred Share Units. The Company shall be entitled, but not obligated, to establish a grantor trust or similar funding mechanism to fund the Company’s obligations under this Plan; provided, however, that any funds contained therein shall remain subject to the claims of the Company’s general creditors. The funding mechanism shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

     6.2 Claims of the Company’s Creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay benefits in the future. All Deferred Performance Shares (and any corresponding assets held in a trust established for the Plan), and any payment to be made pursuant to the Plan, shall be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors. Neither any Participant, nor his or her beneficiaries, nor his or her heirs, successors or assigns, shall have any secured interest in or claim on any property or assets of the Company (or of any trust). The rights of a Participant or his or her beneficiaries to his or her Company Stock Account and to the Deferred Performance Shares (and to any assets held in trust) shall be no greater than the rights of an unsecured creditor of the Company.

VII.

ADMINISTRATION

     7.1 Administration. The Company, through the Committee or its designee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee or its designee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the discretionary power to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Company Stock Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions of fact, interpretation, or construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. It is intended that all Participant elections hereunder shall comply with Section 409A of the Code. The Committee or its designee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).

     7.2 Claims Procedure. If a Participant or Participant’s beneficiary (“Claimant”) files a claim for benefits under this Plan, the Committee shall notify the Claimant within 45 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee prior to the end of the 45-day period stating that special circumstances require an extension (of up to 45 additional days) of the time for decision. The notice of the Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure and the time limits applicable including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. A Claimant is entitled to request a review of any denial of his/her claim by the Committee. The request for review must be submitted within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be provided, upon written request and free of charge, reasonable access to, and copies of, all accounts, records, and other information relevant to the claim for benefits, and entitled to submit issues and comments in writing. The Committee shall render a review decision in writing within 60 days after receipt of a request for a review, provided that, in special circumstances the Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, a statement that the Claimant, or his or her authorized representative, shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of, all documents, records and other information relevant to the claim for benefits, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

VIII.

MISCELLANEOUS

     8.1 Change in Capitalization. In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Common Shares (“Corporate Change”), the number of Deferred Performance Shares that have been credited to Participants under the Plan shall be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such Corporate Change.

     8.2 Nontransferability, Nonassignability. The interest of a Participant under the Plan is not subject to the claims of his or her creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

     8.3 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. The crediting of Deferred Performance Shares does not constitute the award of stock, and shall not be construed to give a Participant any rights as a shareholder of the Company.

     8.4 Amendment and Termination. The Board may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any Deferred Performance Shares theretofore credited to a Participant’s Company Stock Account under the Plan without the consent of the Participant or beneficiary, except that the consent requirement of Participants or beneficiaries shall not apply to any amendment or termination that is deemed necessary by the Company to ensure compliance with Section 409A of the Code. Notwithstanding the preceding sentence, the Board, in its sole discretion, may terminate this Plan to the extent and in the circumstances described in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor provision.

     8.5 Governing Law. Except to the extent preempted by federal law, this Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois, without regard to its conflict of laws principles.

     8.6 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

     8.7 Section 409A of the Code. It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any Deferred Performance Shares accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participants. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

     8.8 Relationship to Other Plans. This Plan is intended to serve the purposes of and to be consistent with the Performance Share Plans. The issuance or transfer of Common Shares pursuant to this Plan shall be subject in all respects to the terms and conditions of the Performance Share Plans. Without limiting the generality of the foregoing, Common Shares credited to the Company Stock Account of Participants pursuant to this Plan as Performance Share Compensation shall be taken into account for purposes of provisions of the Performance Share Plans relating to shares available under the Performance Share Plans.

     8.9 Timing of Payments. Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date or in a specified period in Article V shall be made on the date or in the period specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution be made later than the last day of the same calendar year in which such date or period occurs. Until paid, any amount otherwise distributable from a Participant’s Company Stock Account shall continue to be adjusted under Article IV to reflect investment returns. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her beneficiary, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.

     IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Plan on behalf of the Company and has caused its corporate seal to be affixed this 20th of October, 2008.

STEPAN COMPANY

By: Greg Servatius

Title: Vice President, Human Resources

ATTEST: By: Sheila Crockett Title: Total Rewards Supervisor